Exhibit 10.16

Artanis LLC, dba OceanSafe
3255 Bayshore Road
Greenport.NY 11944

January 27, 2011

Life Protection Inc.
(a wholly owned subsidiary of GreenHouse Holdings, Inc.)
5708 Skeeter Pond Rd.
Grifton, NC 28530

Re:	14 M (fourteen million) square feet of GreenHouse Holdings' textured coating.

CONTRACT

Furnish only F.O.B., taxes included, material to complete the work as described in section 2, of this document. This Contract represents the entire agreement between the parties and supersedes and voids any prior proposals or agreements relating to the work designated herein. This Contract is job specific and takes precedence over Supplier generated forms including but not limited to Credit and Guaranty agreements, delivery tickets, work tickets, invoices, etc. It is expressly agreed by Supplier and Purchaser that any work ticket, delivery ticket, or other document signed by Purchaser's personnel are solely for the purpose of acknowledging the labor, material, equipment or services rendered. The terms and conditions of this Contract supersede and take precedence over any terms and conditions contained on such work ticket, or the like. Any terms and conditions on such work tickets, delivery tickets, or the like that conflict with this Contract are rendered null and void.

1.	This Contract does not include the following:

a.	Labor for installation of coating.

2.	This Contract does include the following:

a.	Furnish F.O.B 14 M (fourteen million) square feet of GreenHouse Holdings' textured coating for new housing project.

3.	Price and Terms of Payment:
Contract price, including all local, state and federal sales and use taxes, any other applicable taxes and F.O.B.: Total contract price is not to exceed $28,000,000 (twenty eight million dollars). Pricing (per square foot) to be finalized after test buildings are accepted by the customer. Contract is contingent upon final regulatory approval from the Kurdistan Regional Government in Iraq. Purchaser shall within ten (10) days upon receipt from the Owner make payment to Supplier for materials delivered provided Supplier has submitted a timely and proper invoice. Final terms related to deposit and procurement is to be determined. Pro-rate payments will be made on delivered materials. Retainage if held by Owner will be retained from payments issued under the Contract.

4.	Shipment:
a.	F.O.B. from 5708 Skeeter Pond Rd., Grifton, NC, 28530

5.	Defective or nonconforming goods:
Supplier shall have the right to correct any defects or replace any nonconforming or defective goods for a reasonable time after notice thereof and no allowance, credit or backcharge shall be taken without prior notification from Purchaser to Supplier.

6.
Supplier agrees not to make claim for any extras unless the extras have been ordered in writing by the Purchaser and the cost thereof to the Purchaser has been agreed upon in writing. Any extras furnished by Supplier except in accordance with the foregoing will be so done at Supplier's sole cost and expense. Supplier agrees, at no additional cost to Purchaser, to make any changes or modifications, ordered by Purchaser, which do not involve extra cost to Supplier. In the event Purchaser elects to add to or deduct from the work to be provided by Supplier, and unit prices are set forth on the face of this Contract, then the addition or deduction to the Contract price shall be based on the unit prices so set forth.

7.	The Supplier agrees to guarantee his work against all defects of material as called for in the contract, or if no guarantee is called for, then as per provided in the manufacturer's warranty.

8.
In the event that the Supplier shall fail to correct, replace and/or re-execute faulty or defective work and/or materials, fails to diligently proceed with this contract within the time provided for, enters into bankruptcy, makes an assignment for the benefit of his creditors, or fails to make prompt payment to his materialmen and laborers, the Purchaser may, at its option after 5 (five) days written notice, provide any such labor and materials as may be necessary, and deduct the cost thereof from any money then due or thereafter to become due to the Supplier under breach by the Supplier.

9.
The Supplier agrees to comply with all Federal and State laws, codes and regulations, and all municipal ordinances and regulations effective where the work is to be performed, and to pay all costs and expenses connected with such compliance, to pay all fees, licenses, permits, deposits and taxes, including sales and use taxes, and also to pay all taxes imposed by any State or Federal law for any employment insurance, pension, old age retirement funds or any similar purposes, and to hold the Purchaser, all other Suppliers and Owner harmless from any and all loss or damage occasioned by the failure of the Supplier to comply with the terms of this paragraph.

10.	Waiver of Any Breach:
Waiver of any breach, alleged breach, provision, covenant or condition of the Contract by Purchaser shall not be construed as a waiver of the same or any other provision of the Contract on any other occasion, nor shall such waiver serve as an estoppel of any other right Purchaser may have. Should any provision in the Contract, or its attachments, be held or declared void or invalid, all other provisions shall remain in full force and effect.

11.	Litigation:
Should any legal action or proceedings be required to enforce this Contract, or to recover damages for the breach thereof, the Supplier and Contractor each agree to pay own court costs and own attorney's fees. This Contract shall be governed under the laws of the State of California and jurisdiction and venue shall be located in San Diego, California.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

SUPPLIER		PURCHASER

Life Protection, Inc.		Oceansafe

By:		By:

Print Name / Title	Executive Chairman	Print Name / Title	CEO